Exhibit 5.1

June 9, 2026

CareCloud, Inc.

7 Clyde Road

Somerset, New Jersey 08873

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CareCloud, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) that may be issued pursuant to the CareCloud, Inc. 2026 Equity Incentive Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In such examination, we have assumed, without independent verification or investigation thereof: (i) the authenticity of original documents and the genuineness of all signatures, including electronic signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) the absence of any undisclosed modifications to the agreements and instruments reviewed by us; and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon such examination and review, and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan and, where applicable, the consideration for the Shares specified in the Plan and any applicable award agreement has been received by the Company, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

CareCloud/Form S-8 Registration Statement June 9, 2026	Page 2 of 2

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

SONG P.C.

/s/ David S. Song
David S. Song, Esq.